Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Taliera Corporation

        We hereby consent to the use in the Prospectus constituting part of Amendment No. 6 to the Registration Statement on Form S-1 of our report dated December 21, 2006, except for Notes 2, 3, 6 and 8, as to which the date is February 27, 2007, on the financial statements of Taliera Corporation (a corporation in the development stage) as of June 30, 2006 and for the period from June 28, 2006 (date of inception) to June 30, 2006, which appears in such Registration Statement. We also consent to the reference to our Firm under the caption "Experts" in such Registration Statement.

GOLDSTEIN GOLUB KESSLER LLP

New York, New York
March 6, 2007